Exhibit 10.28

Project Sale Agreement

BY AND BETWEEN

EMERGEN ENERGY LLC

AND

Bridgelink Development LLC

PROJECT SALE AGREEMENT

This Project Sale Agreement (the “Agreement”) is made by and between Emergen Energy LLC, a Delaware limited liability company (“Emergen”), a wholly owned subsidiary of Bitech Technologies Corporation, a Delaware Corporation, (“Bitech”), and Bridgelink Development LLC, a Delaware limited liability company (“Bridgelink”), hereafter collectively referred to as the “Parties” and individually, generally, as a “Party.” The effective date of this Agreement shall be May 30, 2024 (the “Effective Date”).

WITNESSETH:

WHEREAS, Bridgelink is presently a party to a certain Purchase Agreement (the “Purchase Agreement”) by and between Bridgelink and a third-party (“Purchaser”), whereby Purchaser shall pay certain funds to Bridgelink pursuant to the Purchase Agreement;

WHEREAS, Emergen shall convey, transfer, assign, deliver, and contribute over certain rights and interests to projects, listed in the Exhibit A attached to this Agreement;

WHEREAS, in consideration of the transfer of the projects contemplated and described immediately above, Bridgelink shall compensate Emergen subject to the terms of this Agreement for the proceeds and consideration received by Bridgelink from Purchaser pursuant to the Purchase Agreement related only to the Greenfield Projects totaling 2,425 MW listed in Exhibit A;

WHEREAS, the consideration to Emergen is contemplated and agreed upon by the Bitech Board of Directors based on the terms of the Purchase Agreement in which Bridgelink cannot alter the terms of the Purchase Agreement without the written consent of Bitech;

WHEREAS, Bridgelink is a related party to Bitech by way of a common principal and ownership (Cole W. Johnson), hence this related party transaction is being done at arm’s length at terms subject to the Purchase Agreement and agreement of the terms by the Bitech Board of Directors.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, and in reliance on the respective representations and warranties made to them, and intending to be legally bound thereby, the Parties hereby agree as follows:

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings.

(a)	Agreement. Agreement means this Project Sale Agreement.
(b)	Legal Representative. With respect to any individual, Legal Representative means a person’s guardian, conservator, executor, administrator, trustee, or any other person representing a person or the person’s estate. With respect to any person, Legal Representative means all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of the person.

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(c)	Liabilities. Liabilities means, collectively, any obligations, debts, liabilities, claims, damages, or losses related to the projects or revenue transferred as contemplated and described herein.
(d)	Net Proceeds. Net Proceeds is defined in Section 2.2.

1.2 Interpretation. The following general provisions and rules of construction apply to this Agreement.

(a)	Singular and Plural; Gender. Unless the context requires otherwise, words denoting the singular may be construed as plural and words of the plural may be construed as denoting the singular. Words of one (1) gender may be construed as denoting another gender as is appropriate within the context. The word or, when used in a list of more than two (2) items, may function as both a conjunction and a disjunction as the context requires or permits.
(b)	Headings of Articles, Sections, and Subsections. The headings of Articles, Sections, and Subsections used within this Agreement are included solely for the reader’s convenience and reference. They have no significance in the interpretation or construction of this Agreement.
(c)	Days and Business Days. In this Agreement, days, without further qualification, means calendar days and business days means any day other than a Saturday, Sunday, or a day on which national banks are allowed by the Federal Reserve to be closed.
(d)	Delivery. Delivery is taken in its ordinary sense and includes:

(i)	personal delivery to a Party;
(ii)	mailing by certified United States mail to the last known address of the Party to whom delivery is made, with return receipt requested to the Party making delivery;
(iii)	facsimile transmission to a Party when receipt is confirmed in writing or by electronic transmission back to the sending Party; or
(iv)	electronic mail transmission to a Party when receipt is confirmed in writing or by electronic mail transmission back to the sending Party.

The effective date of delivery is the date of personal delivery or the date of the return receipt, if received by the sending Party. If no return receipt is provided, the effective date is the date the transmission would have normally been received by certified mail if there is evidence of mailing. If receipt is not confirmed or transmitted back to the sending Party, delivery is made by electronic mail on the date it is sent by the sending Party.

(e)	Include, Includes, and Including. In this Agreement, the words include, includes, and including mean “include,” without limitation, “includes,” without limitation, and “including,” without limitation, respectively. Include, includes, and including are words of illustration and enlargement, not words of limitation or exclusivity.
(f)	Words of Obligation and Discretion. Unless otherwise specifically provided in this Agreement or by the context in which used, the word shall is used to impose a duty, to command, to direct, or to require. Terms such as may, is authorized to, is permitted to, is allowed to, has the right to, or any variation or other words of discretion are used to allow, to permit, or to provide the discretion to choose what should be done in a particular situation, without any other requirement. Unless the decision of another party is expressly required by this Agreement, words of permission give the decision- maker the sole and absolute discretion to make the decision required in the context.

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(g)	References to Property or Assets. Any reference in this Agreement to property or assets, without further qualification, must be construed broadly to include, as to any person, all property of any kind—real or personal, tangible or intangible, legal or equitable—whether now owned or subsequently acquired. The following items are each considered assets or property or a person: money, stock, accounts receivable, contract rights, franchises, value as a going concern, causes of action, undivided fractional ownership interests, intellectual property rights, and anything of any value that can be made available for or appropriated to the payment of debts.
(h)	References to Individuals and Entities. Unless further qualified in the context, any reference in this Agreement to a person, party, or individual, or the use of indefinite pronouns like anyone, someone, or no one must be construed broadly to include any individual, trust, estate, partnership, association, company, corporation, or other entity or non-entity capable of having legal rights and duties. Person, without further qualification, has the same broad meaning as defined in Code Section 7701(a)(1) and includes any individual trust, estate, partnership, association, company, or corporation. Bridgelink, Bitech, Purchaser, and Emergen, and their respective successors, assigns, heirs, and personal representatives are all considered persons for purposes of this Agreement. Natural Person is used to distinguish a human being from a juridical person, such as a trust, estate, partnership, association, company, or corporation. Bridgelink, Bitech, Purchaser, EIP and Emergen are all considered juridical persons.
(i)	Internal References. Unless the context otherwise requires:

(i)	reference to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, if any, this Agreement;
(ii)	reference to an agreement, instrument, or other document means the agreement, instrument, or other document as amended, supplemented, and modified from time-to-time to the extent permitted by its provisions; and
(iii)	reference to a statute means the statute as amended from time-to-time and includes any successor legislation to its and any regulations promulgated under it.

The Exhibits referred to in this Agreement, if any, must be construed with, and as an original part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

(j)	No Presumption against Drafting Party. This Agreement is to be construed without giving force to any presumption or rule requiring construction or interpretation against the drafting party.

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ARTICLE TWO

RIGHT TO PROCEEDS AND RETURN OF PROJECTS

2.1 Proceeds Basis. The proceeds contemplated by this Agreement, and to which Emergen is granted a right and further specified in Section 2.3, below, are those solely generated by the proceeds realized by Bridgelink pursuant to the Greenfield Projects, listed in Exhibit A attached to this Agreement, under the Purchase Agreement. Pursuant to the payment of sums under the Purchase Agreement, including any cash payment and further proceeds such as development fees, Bridgelink shall distribute One Hundred percent (100%) of the proceeds due to Emergen, thereafter Emergen shall distribute 62.5% of the proceeds Energy Independent Partners LLC, a Delaware limited liability company, (“EIP”) in accordance with Bitech’s Project Management Services Agreement by and between (i) Bitech; (ii) Emergen; and (iii) EIP and the remaining 37.5% of the proceeds shall be retained by Emergen. Attached to this Agreement as Exhibit B is a distribution schedule.

2.2 Emergen’s Contribution. In consideration of the proceeds interest granted to Emergen by Bridgelink pursuant to this Agreement, as further discussed and defined in Section 2.3 of this Agreement, immediately below, Emergen shall convey, transfer, assign, deliver, and contribute over certain rights and interests to the projects listed in the Exhibit A attached to this Agreement (collectively, the “Projects”) currently held and owned by Emergen to Bridgelink. Bitech acknowledges, understands, and agrees that Bitech shall execute documents needed to convey, transfer, assign, deliver, and contribute over such rights and interests to the Projects as contemplated and described in this Agreement.

2.3 Emergen’s Proceeds Interest. In consideration of Emergen’s contribution of the Projects, as contemplated and described herein, Bridgelink hereby agrees to distribute the Net Proceeds directly to Emergen, a wholly owned subsidiary of Bitech, received by Bridgelink from Purchaser pursuant to the Greenfield Projects portion of the Purchase Agreement, in which Emergen shall retain 37.5% of the Net Proceeds and Emergen shall distribute the remaining 62.5% of the Net Proceeds to EIP. For purposes of this Agreement, Net Proceeds shall mean the all proceeds realized and received by Bridgelink from Purchaser pursuant to the Greenfield Projects portion of the Purchase Agreement.

2.4 Proceeds Distributions. Emergen’s proceeds interest arising from the Greenfield Projects portion of the Purchase Agreement shall be distributed by Bridgelink to Emergen within five (5) business days from when the proceed are being received under the Purchase Agreement from Purchaser to Bridgelink. Emergen upon receipt of the proceeds from Bridgelink shall then pay EIP within five (5) business days, which such proceeds shall be applied towards the liabilities of EIP. Such payment shall be made via wire or ACHor in a method to be mutually agreed between Bridgelink, Emergen, and EIP in writing. ACH/Wire instructions are attached as Exhibit C.

2.5 Purchaser’s Return of Projects. In the event that Purchaser, under the Purchase Agreement, Purchaser decides to transfer any Project along with its interests and liabilities related thereto to Bridgelink or any creditworthy entity designated by Bridgelink “(“Returned Project”), Bridgelink shall provide written notice to Emergen within ten (10) business days of receipt of such notice from the Purchaser and Bridgelink shall convey, transfer, assign, deliver, and contribute over certain rights and interests to the Returned Project to Emergen within ten (10) business days of receipt of such Returned Project, unless otherwise agreed upon by Emergen in writing. For clarity, any creditworthy entity designated by Bridgelink shall be confirmed in writing by Emergen.

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ARTICLE THREE

TERM OF ENGAGEMENT

3.1 Term of Agreement. The term of this Agreement begins on the Effective Date first recited above and ends upon the expiration or termination of the Purchase Agreement, unless and until terminated earlier pursuant to Section 4.2 of this Agreement (the “Term”).

3.2 Termination. This Agreement may be terminated at any time prior to the expiration of the Term:

(a)	by the mutual written consent of the Parties;
(b)	by Emergen, if Bridgelink has violated or breached any of the covenants or agreements of Bridgelink set forth herein, or if any of the representations or warranties of Bridgelink set forth herein have become inaccurate or untrue, which violation, breach, inaccuracy, or untruth, if reasonably capable of cure, has not been cured by Bridgelink, within twenty (20) Business Days after receipt by Bridgelink of written notice thereof from Emergen ;
(c)	by Bridgelink, if Emergen has violated or breached any of the covenants or agreements of Emergen set forth herein, or if any of the representations or warranties of Emergen set forth herein have become inaccurate or untrue, which violation, breach, inaccuracy, or untruth, if reasonably capable of cure, has not been cured by Emergen, within twenty (20) Business Days after receipt by Emergen of written notice thereof from Bridgelink; or
(d)	by any Party, if an arbitrator, arbitration tribunal, or court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated and described within this Agreement and such order or action shall have become final and non-appealable.

Termination will be effective immediately upon either Party’s liquidation, dissolution, or ceasing of existence. Upon termination, all matured but unpaid proceeds distributions due to Emergen up to and through the termination date will be paid by Bridgelink within twenty (20) Business days of said termination, and Bridgelink and Emergen shall have no further duties or obligations to one another besides the provisions of this Agreement that survive such termination, if any, as stated herein.

ARTICLE FOUR

ALTERNATIVE DISPUTE RESOLUTION

4.1 Mediation/Arbitration. In any dispute over or in any way related to the provisions of this Agreement and in all other disputes among the Parties, (the “Disputing Parties”) (including issues of enforceability, termination, and arbitrability), the dispute shall:

(a)	Be professionally, promptly, and commercially reasonably presented and negotiated in good faith between the Disputing Parties.
(b)	In the event that negotiation fails or upon the expiration of thirty (30) days of the event(s) giving rise to the dispute, whichever is sooner, the dispute shall then be submitted to non-binding mediation. The Disputing Party shall apply to the American Arbitration Association for a mediator, with the mediation to take place via remote telecommunication, unless otherwise agreed upon by the Disputing Parties.

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(c)	In the event mediation fails to resolve all of the issues between or among the Disputing Parties, or if mediation is not held within sixty (60) days of the event(s) giving rise to the dispute, then the matter or any remaining matters shall be submitted to final, non- appealable, binding arbitration. The arbitration shall be held by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall take place via remote telecommunication, unless otherwise agreed upon by the Disputing Parties. The arbitration will be conducted in English. The arbitrator may issue any preliminary, injunctive, and/or equitable relief. Nothing in this Paragraph will serve to restrict the ability to apply for emergency relief. Any party may, after failure of the negotiation and mediation procedures above, commence arbitration of the dispute by sending a written request for arbitration to all other Disputing Parties. The request shall state the nature of the dispute to be resolved by arbitration, and arbitration shall be commenced as soon as practical after such Parties receive a copy of the written request. The Parties may not bring suit regarding any disputes, controversies, or claims subject to this Paragraph of this Agreement in any venue other than an arbitration pursuant to this Paragraph of the Agreement, except in order to enforce this Paragraph or enforce an arbitral award made pursuant to this paragraph. In the event that a Party attempts to bring an action in violation of this paragraph, the Parties agree that the other Party will be entitled to the arbitrator or judge entering an injunction to enjoin such unauthorized action. All Parties shall initially share the cost of arbitration, but the prevailing Party or Parties shall be awarded attorney fees, costs, and other expenses of arbitration. All arbitration decisions shall be final, binding, and conclusive on all the Parties to arbitration, and legal judgment may be entered based upon such decision in accordance with applicable law in any court having jurisdiction to do so. The Parties agree that the arbitral award shall be recognized by any applicable courts pursuant to all applicable statutes, conventions, and treaties. The Parties agree that this Agreement concerns interstate commerce for purposes of the Federal Arbitration Act and the Federal Arbitration Act shall apply.

ARTICLE FIVE

GENERAL PROVISIONS

5.1 Acceptance. Each Party has reviewed this Agreement, accepts all its provisions, and agrees to be bound by all its terms.

5.2 Survival of Provisions. All covenants, representations, warranties, guarantees, and indemnitees contained herein shall survive the termination of this Agreement and any investigation made by or on behalf of the Parties.

5.3 Successors, Assigns, and Assignment. This Agreement is personal in nature and neither Party shall assign its rights, or delegate its obligations, pursuant to this Agreement unless and until any such assignment or delegation shall first be consented to in a written instrument executed by the other Party, which consent shall not be unreasonably withheld. All obligations contained in this Agreement shall extend to and be binding upon the Parties and their respective successors, assigns, and designees.

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5.4 No Binding Agreement for Transaction. The Parties agree that neither Party will be under any legal obligation of any kind whatsoever with respect to any other transaction by virtue of this Agreement, except for the matters specifically agreed to herein. The Parties further acknowledge and agree that they each reserve the right, in their sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with respect to any other transaction at any time. This Agreement does not create a joint venture or partnership between the Parties. If any other transaction goes forward, the non-disclosure provisions of any applicable transaction documents entered into between the Parties (or their respective affiliates) for said transaction shall supersede this Agreement. In the event such provision is not provided for in said transaction documents, this Agreement shall control.

5.5 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision contain herein. Such provision shall, in such circumstances, be deemed modified only to the extent necessary to render the problematic provision and all remaining provisions enforceable.

5.6 Amendments and Waiver. Any failure by either Party to enforce the other Party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

5.7 No Third-Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of Parties, and their respective successors and assigns, subject to the express provisions contained herein relating to successors and assigns, and no other person has or will have any rights, interest, or claims hereunder or be entitled to any benefits under, or on account of, this Agreement, as a third-party beneficiary or otherwise.

5.8 Further Assurances. The Parties agree to execute and deliver additional documents and instruments and to perform all additional acts and things necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated herein.

5.9 Caption and Headings. Paragraph headings used in this Agreement are for reference only and shall not be used upon in the interpretation of this Agreement.

5.10 Entire Agreement. This Agreement constitutes the entire understanding between Bridgelink and Emergen and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between Parties, with respect to the subject matter and provisions contained herein. This Agreement can only be modified by a written amendment signed by the Party against whom enforcement of such modification is sought.

5.11 Costs. The Parties shall each bear its own costs, including attorney’s fees, in connection with the preparation of this Agreement and the transactions contemplated thereby.

5.12 Applicable Law. This Agreement shall be governed by, interpreted, construed, and administered under the laws of the State of Texas, as from time- to- time amended, and any applicable federal law. No effect is given to any choice-of-law or conflict-of-law provision of rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than those of the State of Texas.

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5.13 Equitable Remedies. The Parties acknowledge that their respective breach or threatened breach of any of their respective obligations under this Agreement would give rise to irreparable harm to the other Party and monetary damages would not be an adequate remedy. Therefore, Parties agree that if either Party breaches or threatens to breach any of its obligations, the non-breaching or non-threatening Party shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other equitable relief available from an arbitrator or arbitration tribunal (without any requirement to post bond). These equitable remedies are in addition to all other rights that may be available in respect of such breach.

5.14 Interpretation. The Parties acknowledge, agree, and represent that they each participated in the drafting and negotiation of this Agreement. Accordingly, this Agreement, or any Section hereof, shall not be construed against either Party due to the fact that this Agreement, or any Section hereof, was drafted by solely Emergen or solely Bridgelink.

5.15 Consideration. This Agreement is made by the Parties in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

5.16 Counterparts. This Agreement may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.17 Notices Generally. Any notices or communication required or permitted to be given pursuant to this Agreement may be delivered by hand, deposited with a nationally recognized overnight carrier, electronic-mail, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other Party first indicated above (or such other addressee as may be furnished by a Party in accordance with this paragraph). All such notices of communications shall be deemed to have been given and received as follows:

(a)	in the case of personal delivery or electronic-mail, on the date of such delivery;
(b)	in the case of delivery by a nationally recognized overnight carrier, on the third business day following dispatch; and
(c)	in the case of mailing, on the seventh business day following such mailing.

5.18 Binding Effect. Subject to the provisions governing assignment, this Agreement shall be binding upon and inure to the benefit of the members, managers, officers, contractors, agents, representatives, successors, and assigns of the Parties.

5.19 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday.

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5.20 Attorney’s Fees. If any Party to this Agreement institutes any legal cause of action— including arbitration—against the other Party arising out of or relating to this Agreement, the prevailing Party will be entitled to the costs incurred in conducting the cause of action, including reasonable attorney’s fees and expenses and costs of court.

5.21 Modification for Legal Events. If any arbitrator or arbitration tribunal of competent jurisdiction determines that any provision or any art of a provision set forth in this Agreement is unenforceable because of its duration or geographic scope, the Court has the power to modify the unenforceable provision instead of severing it from this Agreement in its entirety. The modification may be made by rewriting the offending provision, by deleting all or a portion of the offending provision, by adding additional language to this Agreement, or by making other modifications as it determines necessary to carry out the Parties’ intent to the maximum extent permitted by applicable law. The Parties expressly agree that this Agreement as modified by the Court is bind upon and enforceable against each of them.

5.22 Separate Counsel. By signing this Agreement, each Party acknowledges that this Agreement is the product of arms-length negotiations between the Parties and should be construed as such. Each Party acknowledges that he or she has been advised to seek separate counsel and has had adequate opportunity to do so.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the day and year first above written.

Bridgelink Development LLC		Emergen Energy, LLC

By:	/s/ Cole W Johnson	By:	/s/ Benjamin Tran
Name:	Cole Johnson	Name:	Benjamin Tran
Position/Title:	CEO	Position/Title:	Manager
Date:	May 30, 2024	Date:	May 30, 2024

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